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                                                                    Exhibit 99.9

                                Shea & Gardner
                        1800 Massachusetts Avenue, N.W.
                             Washington, DC 20036

                           Telephone: (202) 828-2000
                           Facsimile: (202) 828-2195

                                April 23, 2001


Board of Directors
Prudential's Gibraltar Fund, Inc.
751 Broad Street
Newark, NJ 07102-3777

Ladies and Gentlemen:

   We have served as counsel to Prudential's Gibraltar Fund, Inc. (the "Fund") in connection with various matters relating to the registration of the Fund's securities under the Securities Act of 1933, as amended, and registration of the Fund under the Investment Company Act of 1940, as amended.

   Based on our examination of the relevant documents contained in the Fund's registration statement, and in reliance upon certain exhibits to that registration statement, and assuming that the securities were issued in accordance with the terms described in the registration statement, and that the Fund received payment for the securities, we are of the opinion that the securities are valid, legal and binding obligations of the Fund in accordance with their terms and are nonassessable.

   We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Fund's registration statement.

                                        Yours truly,


                                        /s/
                                        Christopher E. Palmer